Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ayala Pharmaceuticals, Inc. (formerly known as Advaxis, Inc.) on Form S-8 (File Nos. 333-130080, 333-193007, 333-197465, 333-204939, 333-210285, 333-217218, 333-222483, 333-223851, and 333-239469) of our report dated February 9, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Ayala Pharmaceuticals, Inc. (formerly known as Advaxis, Inc.)as of October 31, 2022 and 2021 and for each of the two years in the period ended October 31, 2022, which report is included in this Annual Report on Form 10-K of Ayala Pharmaceuticals, Inc. for the year ended October 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

February 9, 2023